Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4 of our report dated March 26, 2014, relating to the balance sheet of Silver Eagle Acquisition Corp. (a corporation in the development stage), as of December 31, 2013, and the related statement of operations, changes in stockholders’ equity, and cash flows for the period from April 11, 2013 (date of inception) to December 31, 2013, and to the reference to our Firm under the caption “Experts”.

/s/ Rothstein Kass

Roseland, New Jersey

February 19, 2015